Sub-Item 77C:


           GLOBAL PARTNERS INCOME FUND INC. (GDF)

               Annual Meeting of Stockholders
                           held on
                      December 11, 2002


                      Report of Voting

Total Outstanding Shares:          14,988,701

Total Shares Voted:           14,012,205

% of Outstanding Shares Voted:     93%


                                        Number         Percent of
                                        Of Shares Voted     Voted
Shares

Proposal 1 - Approval of New Investment Advisory and Administration Agreement:

For:                                                   13,653,160
97.46%
Against:                                220,828        1.58%
Abstained:                                   138,210        0.99%


Proposal 2 - Election of Directors:

Class III - Nominee to serve until the year 2003
R. Jay Gerken
        For:                                           13,772,422
98.29%
         Against:                                         239,779
1.71%

Class II - Nominees to serve until the year 2005

Stephen J. Treadway
        For:                                           13,771,135
98.28%
   Against:                                  241,066        1.72%

Leslie H. Gelb
        For:                                           13,773,322
98.30%
          Against:                                        238,879
1.70%


Dated:                                          December 11, 2002